Exhibit (h)(7)

FIRST AMENDMENT TO
CO-ADMINISTRATION SERVICES AGREEMENT
BETWEEN STEWART CAPITAL MUTUAL FUNDS
and
ALLISON-WILLIAMS COMPANY

WHEREAS, Stewart Capital Mutual Funds (the "Trust") and Allison-Williams Company (“A-W”), a Minnesota corporation, entered into a Fund Co-Administration Services Agreement (the “Agreement”), dated November 21, 2006; and

WHEREAS, the Trust and A-W wish to amend the Agreement as set forth below as of November 18, 2008.

NOW THEREFORE, the parties hereto agree as follows:

Effective October 1, 2008, the fee paid to A-W pursuant to Part III, Section 1(a) of the Agreement shall be reduced by 10%.

IN WITNESS WHEREOF, each of the undersigned has executed this amendment as of the date first above written.

STEWART CAPITAL MUTUAL FUNDS

By:  ___________________________________
Name:
Title: President

ALLISON-WILLIAMS COMPANY

By:  ___________________________________
Name:
Title: